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                                                   June 14, 1996

Transworld Home HealthCare Inc.
11 Skyline Drive
Hawthorne, New York  10532

Gentlemen:

        We have acted as counsel to Transworld Home HealthCare Inc., a New York corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of 500,000 shares (the "Shares") of Common Stock, $.01 par value per share, issuable upon the exercise of options granted to certain employees of the Company and others pursuant to the Company's Amended 1992 Stock Option Plan (the "Plan").

        In connection with the foregoing, we have examined originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

        Based upon and subject to the foregoing, we are of the opinion that, when issued and paid for in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable (except for such liability as is provided in Section 630 of the New York Business Corporation Law).

        We are members of the bar of the State of New York and are not licensed or admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any jurisdiction other than the State of New York and the federal laws of the United States.

        Leslie J. Levinson, a member of this firm, is the Secretary of the Company. The information on which we have based this opinion does not include any information which Mr. Levinson may have received, or may be deemed to have received,
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or matters of which Mr. Levinson may have become aware, or may have been deemed to have become aware, solely by reason of his serving in the capacity of Secretary of the Company. We assume no obligation to advise you of any changes to this opinion which may come to our attention after the date hereof. This opinion may not be relied upon or furnished to any other person except the addressee hereof without the express written consent of this firm.

        We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations thereunder or that we are "experts" within the meaning of such act, rules and regulations.


                             Very truly yours,


                             BAER MARKS & UPHAM LLP